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                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                     MICROS SYSTEMS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
               (Unaudited - in thousands, except per share data)

                                                                                        Three Months Ended
                                                                                           September 30,
                                                                                       1997             1996
                                                                                       ----             ----
Weighted-average number of common shares                                              7,999             7,946
Dilutive effect of outstanding stock options                                            246                25
                                                                                        ---                --
Weighted-average number of common and common
 equivalent shares outstanding                                                        8,245             7,971
                                                                                      =====             =====
Net income                                                                           $3,015            $2,327
                                                                                     ======            ======
Net income per common and common
 equivalent share                                                                    $ 0.37            $ 0.29
                                                                                     ======            ======



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